Exhibit 3.1

*150403*

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of

Certificate of Designation

for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6))

1. Name of corporation:

Tenet Healthcare Corporation

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the withdrawal of the Certificate of Designation of the Corporation’s Series R Preferred Stock (originally filed in the office of the Nevada Secretary of State on August 31, 2017) is hereby authorized and approved in all respects.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation
Revised: 1-5-15